Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                                                            Nine months
                                                                                               ended           Year ended
                                                                                           September 30,      December 31,
                                                                                               2008               2007
                                                                                               ----               ----
Pretax loss from operations:
  Net loss.............................................................................       $(674.9)           $(179.9)
  Add income tax expense...............................................................         349.7                6.9
                                                                                              -------            -------

     Pretax loss from operations.......................................................        (325.2)            (173.0)
                                                                                              -------            -------

Add fixed charges:
  Interest expense on corporate debt...................................................          44.0               72.3
  Interest expense on investment borrowings............................................          30.1               45.0
  Interest added to policyholder account balances .....................................         248.5              399.5
  Portion of rental (a)................................................................           9.9               13.7
                                                                                              -------            -------

     Fixed charges.....................................................................         332.5              530.5
                                                                                              -------            -------

     Adjusted earnings.................................................................       $   7.3            $ 357.5
                                                                                              =======            =======

         Ratio of earnings to fixed charges............................................          (b)               (c)
                                                                                                  =                 =

Fixed charges..........................................................................       $ 332.5            $ 530.5
Add dividends on preferred stock, including dividends on preferred stock of
  subsidiaries (divided by the ratio of income to pretax income).......................           -                 21.7
                                                                                              -------            -------

     Fixed charges plus preferred dividends............................................       $ 332.5            $ 552.2
                                                                                              =======            =======

     Adjusted earnings.................................................................       $   7.3            $ 357.5
                                                                                              =======            =======

         Ratio of earnings to fixed charges and preferred dividends....................         (b)                (d)
                                                                                                 =                  =

--------------------
     (a)  Interest portion of rental is estimated to be 33 percent.
     (b)  For such ratio, earnings were $325.2 million less than fixed charges.
     (c)  For such ratio, earnings were $173.0 million less than fixed charges.
     (d)  For such ratio, earnings were $194.7 million less than fixed charges.

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